News from

Buckeye

Contacts:                      Steve Dean, Senior Vice President
and Chief Financial Officer
901-320-8352

Eric Whaley
Investor Relations
901-320-8509
Website:  www.bkitech.com

BUCKEYE FLORIDA MILL BACK IN FULL OPERATION

Fluff Pulp line returns to operation on July 4
Both Specialty and Fluff lines operating within normal production and quality ranges
Root cause of failure identified and corrective action complete to prevent reoccurrence

MEMPHIS, TN July 5,  2012 - Buckeye Technologies Inc. (NYSE:BKI) today announced that its Florida wood cellulose manufacturing facility has returned to full operation.  Both of the plant’s paper machines were damaged when a steam drum failure occurred on June 17.  The specialty pulp line returned to production on June 23; the fluff pulp line began its start-up on July 4, as previously targeted and communicated in the Company’s June 25 press release.

As of today, production on the fluff pulp line was operating within normal ranges and we are producing fluff pulp per our ISO 9001:2008 quality standards.  Returning the fluff pulp line to operation will allow the Company to fully optimize the product mix on the specialty line.  The root cause of the drum failure was identified by the failure analysis team and preventive actions have been taken on both lines to prevent reoccurrence.

Buckeye Chairman and Chief Executive Officer John Crowe stated, “Having this event behind us in less than three weeks is an amazing demonstration of the flexibility and teamwork of the Buckeye organization. It is in times like this when you see the strength and character of your organization and appreciate the valuable partnerships that we have with our contractors and suppliers who have put forth the extraordinary effort to return the plant to full operation.”

Buckeye, a leading manufacturer and marketer of specialty fibers and nonwoven materials, is headquartered in Memphis, Tennessee, USA.  The Company currently operates facilities in the United States, Germany and Canada.  Its products are sold worldwide to makers of consumer and industrial goods.

Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws that involve risks and uncertainties, including but not limited to economic, competitive, governmental, and technological factors affecting the Company's operations, financing, markets, products, services and prices, and other factors. For further information on factors which could impact the Company and the statements contained herein, please refer to public filings with the Securities and Exchange Commission.